Exhibit 3.2

BY-LAWS

OF

SELECTIVE INSURANCE GROUP, INC.

EFFECTIVE

APRIL 28, 2010

OFFICES

Section 1. The principal office of Selective Insurance Group, Inc. (the “Company”) shall be located at 40 Wantage Avenue, Branchville, New Jersey, 07890. The Company may also establish and have offices at such other place or places as may from time to time be designated by the Board of Directors.

SEAL

Section 2. The Company shall have a seal with the name of the Company, the year of its organization, the words "Corporate Seal" and the state of its incorporation thereon.

MEETINGS OF STOCKHOLDERS

Section 3A. The annual meeting of the stockholders shall be held on a business day and at a time to be affixed by the Board of Directors during the last week in April in each year at the principal office of the Company, or at such other time, date and place within or without the State of New Jersey as a majority of the Directors may previously designate for the election of Directors and for the transaction of such other business as may properly be brought before the meeting. Notice thereof shall be given by the Secretary by mailing a notice to each stockholder to the address appearing on the Company records at least ten (10) days prior to the meeting.  Any stockholder that attends a meeting without objecting to a lack of notice of the meeting prior to the meeting’s conclusion shall be deemed to have waived his/her right to notice of the meeting.

Special meetings of the stockholders may be held at the principal office of the Company, or at such other place within or without the State of New Jersey as the Directors may previously designate, whenever called, by the affirmative vote of a majority of the whole Board of Directors or by the President. Notice of such a special meeting, indicating briefly the object or objects thereof, shall be mailed to each stockholder at his/her address as the same appears on the stock books of the Company at least ten (10) days prior to the time of holding such meeting. Such notice shall be completely given upon mailing.

A majority in amount of the stock issued and outstanding represented by the holders in person or by proxy shall be requisite and sufficient to constitute a quorum at any meeting of the stockholders for the election of Directors or for the transaction of other business.

Section 3B. (a) (i) The proposal of business by a stockholder to be considered at an annual meeting of stockholders, which proposal is not in the form of a proposal requested by such stockholder to be included pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") in the Company's proxy statement for such annual meeting, and/or nominations of persons for election to the Board of Directors of the Company at an annual meeting of stockholders, may be made by a stockholder who was a stockholder of record at the time of giving of notice provided for in Section 3B(a)(ii) hereof, who is entitled to vote at such annual meeting and who has complied with the notice procedures set forth in said Section 3B(a)(ii).

(ii)         For any such business and/or nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary, and such business must be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year's annual meeting; provided however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely shall be so delivered not less than ninety (90) days nor more than one hundred twenty (120) days prior to such annual meeting or ten (10) days following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (A) as to any such business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, any material interest of such stockholder in such business and the Stockholder Associated Person (as defined below), if any, on whose behalf the proposal is made; (B) as to each person whom the stockholder proposes to nominate for election as a Director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a Director pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if so elected); and (C) as to the stockholder giving the notice and the Stockholder Associated Person, if any, on whose behalf the proposal or nomination is made (1) the name and address of such stockholder, as they appear on the Company's books, and of such Stockholder Associated Person, (2) the class and number of shares of stock of the Company which are owned beneficially and of record by such stockholder and such Stockholder Associated Person, (3) a representation that such stockholder is a holder of record of shares of stock of the Company entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to make the proposal to the meeting, (4) a representation that the stockholder will notify the Company in writing of the number and class of shares of stock owned beneficially or of record by the stockholder and any Stockholder Associated Person as of the close of business on the record date for the meeting promptly, and in no event later than ten (10) days, following the later of the record date or the date notice of the record date is first publicly disclosed, (4) a description of all agreements, arrangements, or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder or the business is to be proposed, and a representation that the stockholder will notify the Company in writing of any such agreement, arrangement, or understanding in effect as of the close of business on the record date for the meeting promptly, and in no event later than ten (10) days, following the later of the record date or the date notice of the record date is first publicly disclosed, (5) Disclosure of Hedged Positions (as defined below), and a representation that the stockholder will notify the Company in writing of any changes in such Disclosure of Hedged Positions as of the close of business on the record date for the meeting promptly, and in no event later than ten (10) days, following the later of the record date or the date notice of the record date is first publicly disclosed.  “Stockholder Associated Person” of a stockholder means (i) any person controlling, controlled by, under common control with, or acting in concert with, the stockholder, (ii) any beneficial owner of shares of stock of the Company owned of record or beneficially by the stockholder, (iii) any entity of which the stockholder is an employee, officer, member, partner, trustee, director or, except for entities the shares of which are registered under the Exchange Act, a stockholder, and (iv) any person controlling, controlled by or under common control with, the Stockholder Associated Person.  “Disclosure of Hedged Positions” means a description in reasonable detail, with respect to the stockholder or Stockholder Associated Person, of: (A) any Derivative Instrument directly or indirectly beneficially owned by the stockholder or a Stockholder Associated Person, or any other direct or indirect opportunity for the stockholder or Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company, (B) any interest in shares of stock of the Company or Derivative Instruments (as defined below) held, directly or indirectly, by a general or limited partnership in which the stockholder or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (C) any hedging or other transaction or series of transactions that has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares of stock) that has been made by or on behalf of, a stockholder or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, or manage risk or benefit of stock price changes for, or to increase or decrease the voting power of, the stockholder or any Stockholder Associated Person with respect to any share of stock of the Company.  “Derivative Instrument” means an option, warrant, convertible security, stock appreciation right, or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of any class or series of shares of the Company’s stock or with a value derived in whole or in part from the value of any class or series of shares of the Company’s stock, whether or not such instrument or right is subject to settlement in the underlying class or series of shares of the Company’s stock or otherwise.

(iii)         Notwithstanding anything in Section 3B(a)(ii) hereof to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Company is to be increased and there is no public announcement naming all of the nominees for Directors or specifying the size of the increased Board of Directors made by the Company at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required under Section 3B(a)(ii) hereof shall also be considered timely, but only with respect to nominees for any new positions created by such increase in the number of Directors, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not less than ten (10) days following the day on which such public announcement is first made by the Company.

(b)         Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Company's notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Company who is a stockholder of record at the time of giving of notice provided for in Section 3B(a)(ii) hereof and this Section 3B(b), who is entitled to vote at the meeting and who has complied with the notice procedures set forth in said Section 3B(a)(ii) and this Section 10(b). In the event the Company calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company's notice of meeting if the stockholder's notice required by said Section 3B(a)(ii) and this Section 3B(b) shall be delivered to the Secretary of the Company at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to such special meeting or ten (10) days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

(c)         Except as otherwise provided by applicable law, the chairman of the meeting shall have the authority to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed (as the case may be) in accordance with the procedures set forth in this Section 3B, and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

(d)         For purposes of this Section 3B, a "public announcement" shall mean disclosure in a press release issued by the Company and reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(e)         In addition to the requirements of the foregoing provisions of this Section 3B, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this By-Law shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

INSPECTORS OF ELECTION

Section 4. At the annual meeting of the stockholders, two (2) stockholders, not candidates for the office of Director, shall be appointed as inspectors of the election, whose duty it shall be honestly and fairly to conduct such election, and who shall furnish a certificate over their signatures of the result thereof, which certificate shall be presented to and filed by the Secretary.

RIGHTS OF STOCKHOLDERS

Section 5. Every stockholder shall be entitled at any meeting of the stockholders to one (1) vote for each share of stock held by him/her.

Section 6. The Board of Directors shall have power to close the stock transfer books of the Company for a period not exceeding fifty (50) days preceding the date of any meeting of stockholders or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect; provided that, in lieu of so closing the stock transfer books, the Board of Directors may fix in advance a date, not exceeding fifty (50) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of capital stock, and in such case only stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting or to receive payment of such dividend, or allotment of rights or exercise of such rights, as the case may be, and notwithstanding any transfer of any stock on the books of the Company after any such record date fixed as aforesaid.

Certificates of stock of the Company shall be in such form as the Board of Directors shall from time to time prescribe and shall be signed by the President or a Vice President and by either the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. The Board of Directors shall have power to appoint one or more Transfer Agents and/or one (1) or more Registrars for the transfer and/or registration of the certificates of stock and may require that stock certificates shall be countersigned and/or registered by a Transfer Agent and/or Registrar; provided, that when any certificate is signed by a Transfer Agent and registered by a Registrar, if the Board of Directors shall by resolution so provide, the signatures of the officers of the Company who sign such certificate may be facsimiles and the seal of the Company imprinted thereon.  The Board of Directors has the authority to issue some or all stock of any class or series of the Company’s capital stock with or without certificates.

Shares of stock of the Company shall be transferable on the books of the Company by the holder of record thereon in person or by duly authorized attorney and upon the surrender of the certificate properly endorsed.

No stockholder shall be personally liable for any of the debts or obligations of the Company or for any assessment on his/her stock.

Stockholders shall have no right to any division of the assets or profits of the Company or to any dividends therefrom, except as the Board of Directors shall from time to time declare.

The Company shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of New Jersey.

DIRECTORS

Section 7A. The business and affairs of the Company shall be managed by a Board of Directors which shall have and may exercise all of the powers of the Company, except such as are expressly conferred upon the stockholders by law, by the Amended and Restated Certificate of Incorporation or by these By-Laws. Subject to the rights of the holders of shares of any series of preferred stock then outstanding, the Board of Directors shall consist of not less than seven (7) nor more than twenty (20) persons. The exact number of Directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board of Directors, and if such number is not so fixed, the number shall be twelve (12). No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.  Commencing at the annual meeting of stockholders that is held in calendar year 2010 (the “2010 Annual Meeting”), Directors shall be elected annually for terms of one (1) year, except that any Director in office at the 2010 Annual Meeting whose term does not expire until the annual meeting of stockholders held in calendar year 2011 or calendar year 2012 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such Continuing Classified Director was previously elected and until such Continuing Classified Director’s successor shall have been elected and qualified.  Except as otherwise required by law, until the term of a Continuing Classified Director or any other Director expires or otherwise terminates as aforesaid, such Directors may be removed from office by the stockholders of the Corporation only for cause pursuant to the applicable provisions of the New Jersey Business Corporation Act.

Section 7B. Vacancies, however caused, occurring in the Board of Directors, and newly created directorships resulting from an increase in the authorized number of Directors may be filled by the affirmative vote of a majority of the remaining Directors at any regular or special meeting and such newly appointed Director shall serve a term expiring at the next annual meeting of stockholders and until such Director’s successor shall have been elected and qualified.

Section 7C. No person who has attained his/her 72nd birthday shall be eligible for election as a Director.

Section 7D. Members of the Board of Directors shall receive such compensation as the Board of Directors may from time to time direct or determine.

MEETINGS OF THE BOARD OF DIRECTORS

Section 8. Regular meetings of the Board of Directors shall be held at a time and place to be fixed by the Board of Directors.

The Chairman or President may call a special meeting of the Board of Directors when in his/her opinion the interests of the Company require it.  It shall be the duty of the President or Secretary to call a special meeting of the Board of Directors at the request, in writing, of any three (3) of the Directors; and if the President or Secretary fails or refuses to do so any three (3) Directors may call a special meeting of the Board of Directors.  In the absence of the Chairman of the Board of Directors, the Lead Independent Director (or his or her designee) shall preside at all meetings of the Board of Directors and shall act as temporary chairman at, and call to order, all meetings of the stockholders.

At any meeting of the Board of Directors a majority of the Directors shall constitute a quorum but a lesser number may adjourn the meeting from time to time until a quorum appears.

Twenty-Four (24) hours notice of the time and place of any meeting of the Board of Directors shall be given to all Directors but business transacted at any meeting at which all Directors are present shall be legal even though no notice of the applicable meeting was given.

Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting, if, prior or subsequent to such action, all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing (including by facsimile, electronic mail or any other electronic means) and such written consents are filed with the minutes of the proceedings of the Board of Directors or committee.  Such consent shall have the same effect as a unanimous vote of the Board of Directors or committee for all purposes and may be stated as such in any certificate or other document filed with the Treasurer of the State of New Jersey, or other equivalent body in a foreign jurisdiction.

EXECUTIVE COMMITTEE

Section 9. The Board of Directors shall annually at its organizational meeting elect an Executive Committee consisting of the President, Lead Independent Director and a minimum of three (3) other Directors who shall constitute the Executive Committee, as fixed by the Board of Directors. The Executive Committee shall meet at the call of the President, Lead Independent Director, or any two (2) members of the Executive Committee but business transacted at any meeting at which all Directors comprising the Executive Committee are present shall be legal even though no notice of the applicable committee meeting was given.  The Executive Committee shall have authority, when the Board of Directors is not in session, to take action upon any matters that may be brought before it, excepting the Company's investments, and shall report its proceedings to the Board of Directors at the Board of Director's next meeting. A majority of the Executive Committee shall constitute a quorum thereof.

The President shall be Chairman of the Executive Committee.

The action of (i) a majority of the members of the Executive Committee expressed at meetings or (ii) all of the members of the Executive Committee expressed by a writing (including by facsimile, electronic mail or any other electronic means), without a meeting, shall, for all purposes, constitute the action of the Executive Committee.

FINANCE COMMITTEE

Section 9A. The Board of Directors shall annually elect from its members a chairman and a minimum of three (3) other Directors, who shall constitute the Finance Committee, as fixed by the Board of Directors. The Finance Committee shall meet on twenty-four (24) hours' notice at the call of such chairman or any two (2) members but business transacted at any meeting at which all Directors comprising the Finance committee are present shall be legal even though no notice of the applicable committee meeting was given.  The Finance Committee shall have authority to purchase and sell stocks, bonds, notes and other securities, to sell properties acquired in foreclosure suits or in satisfaction of debts, and otherwise to invest and reinvest the funds of the Company. All such purchases, sales, investments and reinvestments must be reported to the Board of Directors at its next meeting. A majority of the Finance Committee shall constitute a quorum thereof.

The action of (i) a majority of the members of the Finance Committee expressed at meetings or (ii) all of the members of the Finance Committee expressed by a writing (including by facsimile, electronic mail or any other electronic means), without a meeting, shall, for all purposes, constitute the action of the Finance Committee.

AUDIT COMMITTEE

Section 10. The Board of Directors shall annually arrange for an audit of the Company's accounts by a certified public accountant. It shall fix the number of and elect from its members an Audit Committee none of whom shall be an officer of the Company. The Audit Committee shall meet on twenty-four (24) hours' notice at the call of such chairman or any two (2) members but business transacted at any meeting at which all Directors comprising the Audit Committee are present shall be legal even though no notice of the applicable committee meeting was given.  The Audit Committee shall examine the report of such audit and report to the Board of Directors any matters therein requiring action or consideration. Such Audit Committee or the accountant shall have the right of access at all reasonable times to the accounts, books and vouchers of the Company, and the officers of the Company shall supply such information and explanation as may be necessary for the full performance of their duties.

The action of (i) a majority of the members of the Audit Committee expressed at meetings or (ii) all of the members of the Audit Committee expressed by a writing (including by facsimile, electronic mail or any other electronic means), without a meeting, shall, for all purposes, constitute the action of the Audit Committee.

OTHER COMMITTEES

Section 11. The Board of Directors shall have the power to create other committees and shall have the power to appoint the members thereof.

NOTICE TO DIRECTORS, OFFICERS AND COMMITTEE MEMBERS

Section 12. Any notice required to be given to any Director, officer or committee member under the provisions of these By-Laws or otherwise shall be duly and sufficiently given if mailed to such Director, officer or committee member at his/her address as the same appears on the stock books of the Company (or, in the case of an officer who is not a stockholder, at his/her address appearing on the payroll records), or if given personally or by telephone, facsimile, electronic mail or other electronic means.  Such notice shall be completely given upon mailing, or upon personal or telephonic notification, or upon the sending of a facsimile, electronic mail or other electronic transmission, to such Director, officer or committee member, as the case may be, at his/her address, telephone number, facsimile number, electronic mail address or other electronic transmission, in each case as the same appears on the books of the Company.  Any such notice may be waived by any Director, officer or committee member to whom it is required to be given either before or after the meeting or occurrence for which such notice is required.  Any Director that attends a meeting of the Board of Directors or a meeting of any committee designated by of the Board of Directors without objecting to a lack of notice of the meeting prior to the meeting’s conclusion shall be deemed to have waived his/her right to notice of the meeting.

OFFICERS

Section 13A. The Board of Directors immediately after the annual meeting of the stockholders shall meet and elect or appoint a Chairman of the Board of Directors, Lead Independent Director, President, Vice President, Secretary and Treasurer. They may appoint such other officers as the needs of the Company may from time to time require. All officers shall serve for one (1) year, or until the election and qualification of their successors, subject to the power of the Directors to remove any officer at pleasure by a majority vote of the Board of Directors. Any two (2) offices except those of the President and Vice President may be held by the same person. The compensation of the executive officers shall be fixed by the Board of Directors.

Section 13B. President. If the Chairman of the Board of Directors shall be designated as chief executive officer, the President shall exercise such powers and duties as may be prescribed by the Chairman of the Board of Directors. In the absence of the designation of the Chairman of the Board of Directors as chief executive officer, the President shall be chief executive officer of the Company and shall perform all duties commonly incident to his/her office, and shall have general supervision of the affairs of the Company, subject to the approval of the Board of Directors. At a meeting of the Board of Directors during the first quarter of the Company’s fiscal year, the President shall submit a complete report of the operations and the business of the Company for the previous fiscal year, together with a statement of the Company's affairs at the close of such year, and shall submit a similar report at each annual meeting of the stockholders.

The President shall also report to the Board of Directors from time to time all matters coming to his/her notice, relating to the interests of the Company that should be brought to the attention of the Board of Directors.

Section 13C. Vice President. The Vice President shall have and exercise all the powers and duties of the President in case of his/her absence or inability to act, as such powers and duties are prescribed by the Board of Directors.

Section 13D. Secretary. The Secretary shall attend all meetings of the Board of Directors and of the stockholders, and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose. The Secretary shall give or cause to be given notice of all meetings of the stockholders and the Board of Directors, and shall affix the seal of the Company to such papers as may require it. He shall have charge of the Company's seal, stock certificates and such other books and papers as the Board of Directors may prescribe. The Secretary shall make such reports of the Board of Directors as they may request, and shall prepare and cause to be filed such reports and statements as may be required by law.

Section 13E. Treasurer. The Treasurer shall have the care and custody of all the funds and securities of the Company and shall deposit the same in the name of the Company in such bank or banks as the Board of Directors may designate, and shall disburse the same under such rules and regulations as may be made by the Board of Directors, and shall perform such other duties as the Board of Directors may from time to time prescribe. The Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall see that all expenditures are duly authorized and are evidenced by proper receipts and vouchers. The Treasurer shall render to the President and Directors at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his/her transactions as Treasurer, and of the financial condition of the Company, and shall also make a full report of the financial condition of the Company at each annual meeting of the stockholders.

Section 13F. Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and the Board of Directors and he shall perform such other duties and exercise such other powers as the Board of Directors or the Executive Committee may prescribe.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 14. Elimination of Certain Liability.  A Director of the Company shall not be personally liable to the Company or its stockholders for damages for breach of any duty owed to the Company or its stockholders, except to the extent such personal liability may not be eliminated or limited under the New Jersey Business Corporation Act as the same exists or may hereafter be amended.

An officer of the Company shall not be personally liable to the Company or its stockholders for damages for breach of any duty owed to the Company or its stockholders, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the New Jersey Business Corporation Act as the same exists or may hereafter be amended.

Section 14A. Indemnification and Insurance

(a)         Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding (a "proceeding"), by reason of his/her being or having been a Director or officer of the Company or of any constituent company absorbed by the Company in a consolidation or merger, or by reason of his/her being or having been a Director, officer, trustee, employee or agent of any other company (domestic or foreign) or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (whether or not for profit), serving as such at the request of the Company, or the legal representative of any such Director, officer, trustee, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted by the New Jersey Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than New Jersey Business Corporation Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a Director, officer, trustee, employee or agent and shall inure to the benefit of his/her heirs, executors, administrators and assigns; provided, however, that, except as provided in Section 14A(b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board of Directors of the Company.  The right to indemnification conferred in this subsection shall be a contract right and shall include the right to be paid by the Company the expenses incurred in connection with any proceeding in advance of the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that, if the New Jersey Business Corporation Act so requires, the payment of such expenses incurred by a Director or officer in his/her capacity as a Director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the Company of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced unless it shall ultimately be determined that such Director or officer is entitled to be indemnified under this subsection or otherwise. The Company may, by action of the Board of Directors, provide for indemnification and advancement of expenses to employees and agents of the Company with the same scope and effect as the foregoing indemnification of Directors and officers.

(b)         Right of Claimant to Bring Suit. If a claim under Section 14A(a) of this subsection is not paid in full by the Company within thirty (30) days after a written request has been received by the Company, the claimant may at any time thereafter apply to a court for an award of indemnification by the Company for the unpaid amount of the claim and, if successful on the merits or otherwise in connection with any proceeding, or in the defense of any claim, issue or matter therein, the claimant shall be entitled also to be paid by the Company any and all expenses incurred or suffered in connection with such proceeding. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses incurred in connection with any proceeding where the required undertaking, if any, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the New Jersey Business Corporation Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such proceeding that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the New Jersey Business Corporation Act, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, nor the termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)         Non-Exclusivity of Rights. The right to indemnification and advancement of expenses provided by or granted pursuant to this Section 14A shall not exclude or be exclusive of any other rights to which any person may be entitled under a certificate of incorporation, by-law, agreement, vote of stockholders or otherwise, provided that no indemnification shall be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that such person has not met the applicable standard of conduct required to be met under the New Jersey Business Corporation Act.

(d)         Insurance. The Company may purchase and maintain insurance on behalf of any Director, officer, employee or agent of the Company or another company, partnership, joint venture, trust, employee benefit plan or other enterprise against any expenses incurred in any proceeding and any liabilities asserted against him/her by reason of such person being or having been such a Director, officer, employee or agent, whether or not the Company would have the power to indemnify such person against such expenses and liabilities under the provisions of this Section 14A or otherwise.

GENERAL COUNSEL

Section 15. The Board of Directors shall annually appoint a General Counsel of the Company whose duty it shall be to afford and communicate to the officers, Directors and committees, in writing or otherwise, whenever requested, such counsel, legal advice and information as may be requested to guide them in the discharge and performance of their duties.

FISCAL YEAR

Section 16. The fiscal year of the Company shall be fixed by resolution of the Board of Directors.

SIGNATURES

Section 17. All checks issued by the Company shall bear the signatures or facsimile signatures of at least two (2) persons designated by the Board of Directors.

All other notes, drafts, orders for the payment of money and all other documents requiring the signature of an officer or officers of the Company shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

BOOKS OF THE COMPANY

Section 18. No stockholders, other than an officer or Director, shall have any right to inspect any account or book or document of the Company except as such right may be conferred by law or authorized by the Board of Directors after evidence satisfactory to the Board of Directors is presented that such inspection is desired for a proper purpose.

AMENDMENTS

Section 19. Notwithstanding any other provision contained in these By-Laws to the contrary, Sections 7A and 7B and this Section 20 of these By-Laws may be altered, amended, supplemented or repealed only by the affirmative vote of 66-2/3% or more of the voting power of all of the shares of the Company entitled to vote generally in the election of Directors, voting together as a single class.

Subject to the foregoing, these By-Laws may be altered, amended, supplemented or repealed and new By-Laws may be adopted by the Board of Directors at any meeting, provided that ten (10) days' notice, in writing has been given to each Director of any proposed alteration, amendment, supplemental repeal or adoption. The affirmative vote of a majority of the whole Board of Directors shall be necessary to accomplish any proposed alteration, amendment, supplement, repeal or adoption. Any By-Law contained in these By-Laws may be altered, amended, supplemented, repealed or adopted without such previous notice by the vote of three-fourths (3/4ths) of the whole Board of Directors.